UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2017

NATURALNANO, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant's telephone number, including area code: (727) 393-3382

13613 Gulf Boulevard

Madeira Beach, Florida 33738

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In January 2017 , the Company?s principal operating unit, Omni Shrimp, entered into a new factoring arrangement with a principal shareholder of the Company. The facility, which will be available to the Company through at least December 2017, will provide additional working capital as the Company continues the implementation of its business plan. This arrangement replaces a prior factoring arrangement with Amerifactors Inc. The new arrangement has funded approximately $185,000 of invoices to date and has a current balance of approximately $103,000. Fees payable by the Company under the new agreement are one third the cost of the previous factoring arrangement, resulting in a significant savings to the Company going forward.A copy of a press release is related to the foregoing is annexed hereto as Exhibit 99.1.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

On January 9, 2017, Oscaleta Partners, LLC, holder of a Convertible Note converted a part of the principal amount (and accrued interest) into 362,207 shares of Common Stock.

Pursuant to the terms of the Note, Oscaleta Partners, LLC cannot issue a Conversion Notice which would result in Oscaleta Partners LLC being the beneficial owner of in excess of 9.99% of our Common Stock. As of January 24, 2017, the principal balance of various notes held by Oscaleta Partners LLC was $349,623.

ITEM 8.01 OTHER EVENTS

On January 4, 2017, management of Natural Nano issued a letter to shareholders discussing developments through September 30, 2016, and issued a press release. A copy of such press release is annexed hereto as Exhibit 99.2.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 31, 2017
99.2	Press Release dated January 4, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO INC.

Dated: January 30, 2017	By:	/s/ Colm Wrynn
	Name:	Colm Wrynn
	Title:	Chief Executive Officer